UNITED STATES

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MACQUARIE INFRASTRUCTURE CORPORATION

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MIC Provides Additional Update Following Solid Quarterly Results and

Initiatives Outlined by New Chief Executive Officer Christopher Frost

MIC Notes that Glass Lewis Recommends MIC Stockholders

Vote “FOR” All of MIC’s Director Nominees

MIC Comments on ISS Report and Rebuts Moab Capital Partners’ Incorrect Assertions

MIC Urges Stockholders Vote FOR All Six Director Nominees

Standing for Reelection at 2018 Annual Meeting

NEW YORK – May 7, 2018 – Macquarie Infrastructure Corporation (NYSE: MIC) (“MIC”) today issued the following statement regarding matters to be voted on at its upcoming stockholder meeting:

MIC’s financial results for the first quarter of 2018 were in line with expectations and reflect the underlying strength and diversity of its portfolio of businesses. Based on those results, along with MIC’s view on trading to date in the second quarter, the Company reaffirmed its guidance for 2018 including EBITDA (Earnings Before Interest Taxes Depreciation and Amortization) projections that are broadly flat with 2017 results.

MIC is focused on its core priorities to build long-term shareholder value, as outlined on its first quarter 2018 earnings call including:

•	Progress repurposing of a portion of capacity and repositioning at International-Matex Tank Terminals (“IMTT”);
•	Efficient portfolio and capital management, including disposals of non-core operations; and
•	Increasing balance sheet strength and flexibility.

MIC is pleased that leading independent proxy advisory firm Glass Lewis recommended that MIC stockholders vote for all of MIC’s director nominees at the Company’s 2018 Annual Meeting.

MIC strongly disagrees with proxy advisory firm Institutional Shareholder Services' (“ISS”) recommendation to vote against three of the six MIC directors standing for re-election. ISS's recommendation, notwithstanding the continued strength of MIC's business, relies substantially on the incorrect assertions of Moab Capital Partners (“Moab”). Moab seems to either lack a fundamental understanding of MIC’s disclosures and governance or is deliberately misrepresenting them to distort the underlying truth.

The following are incorrect assertions made by Moab, along with the relevant facts from MIC's public disclosures:

•	Management Fees. Moab has fundamentally misrepresented the fee agreement between MIC and its Manager and followed it up with incorrect claims of a lack of alignment between the Manager and other stockholders. Moab’s assertion that the fees paid to the Manager are “predominantly determined by MIC’s debt burden” is false as Moab incorrectly infers more than $3 billion of operating company debt in its definition of Net Investment Value. The agreement on which the correct calculation of fees is based has been in the public domain since MIC’s listing in 2004, the fee calculation is clearly summarized in a primer on the Company’s website and the calculation was also summarized in MIC’s May 2, 2018 press release. These materials set out the basis for the calculation of the fee and define Net Investment Value, the key component of the fee calculation, as:
o	The market value of MIC’s common stock;
o	Plus MIC’s corporate level borrowings not used to fund operating company activity - $542 million as of March 31, 2018, not the more than $3 billion inferred by Moab;
o	Plus the value of future investments – zero as of March 31, 2018;
o	Less the aggregate amount of cash held by MIC corporate – approximately $8 million as of March 31, 2018.

The fact that the fee is tied largely to MIC’s equity market capitalization, and the fact that the Manager is a substantial stockholder, clearly demonstrates a strong alignment of interest between the Manager and other MIC stockholders. Furthermore, fees payable to the Manager are typically reinvested in MIC shares, thus increasing the long-term alignment of interest between the Manager and other stockholders.

•	IMTT Utilization and Timing of Disclosure. The calculation on IMTT utilization that serves as the fulcrum for many of Moab’s assertions, and to which ISS refers to in its report, is also misleading and not relevant as it captures changes in utilization in the ordinary course of business that did not impact the 2018 outlook at IMTT. Here are the facts:
o	During the fourth quarter of 2017, net of new leases signed, the average monthly leased storage capacity decreased by approximately 1.6 million barrels. Based on conversations with customers at the time, IMTT management had a reasonable expectation that 1.0 million of these barrels would be leased, and indeed they were leased by early 2018. The balance of the decline during the fourth quarter 2017 was well within the normal bounds of customer churn that IMTT had experienced since MIC’s initial acquisition in 2006.
o	Therefore, at the time of MIC’s third quarter earnings call, and throughout November, MIC management did not anticipate that a significant or unusual decline in utilization would occur in 2018.
o	As previously reported, it was only in December 2017 that IMTT was notified that contracts for approximately 1.8 million barrels of storage capacity coming up for renewal in December and January would not be renewed and that a further 1.6 million barrels under contract until December 2018 would not be renewed beyond that date due to a refinery closure. Therefore, it was only in December that these unanticipated and significant non-renewals occurred, long after MIC’s third quarter 2017 conference call and subsequent November meetings with Moab and other stockholders.
o	In addition, the non-renewal of these 3.4 million barrels could not have had an impact on fourth quarter 2017 utilization as the tanks were still under contract and utilized until the end of December or later. As such, Moab’s assertion that MIC’s knowledge of the December notices of non-renewal should have been taken into account by MIC in assessing fourth quarter 2017 utilization, or disclosed in its third quarter earnings or subsequent investor meetings, is fundamentally flawed in terms of the chronology of events.
o	MIC reported the December notices of non-renewal at IMTT at the appropriate time on its fourth quarter 2017 conference call and in related disclosures. MIC also laid out a clear timetable with respect to the expected recovery in the generation of EBITDA by IMTT and provided additional disclosure including segment-level guidance. Additionally, based on a thorough review of the entire lease book at IMTT and stress testing of renewal expectations, MIC provided the market with additional disclosure in the form of its view as to average utilization at IMTT for 2018 and recovery thereafter.

•	IMTT Decline in Free Cash Flow. In its report, ISS seems to have relied on Moab’s incorrect assertion that MIC has guided the market to utilization declines at IMTT in 2018 that will result in the loss of approximately $155 million in cash flow. As MIC outlined on its first quarter 2018 earnings call, the facts are:
o	MIC has guided the market to 2018 EBITDA at IMTT of between $285 million and $295 million - a year on year decrease of approximately $40 million, half the EBITDA decline cited by Moab.
o	Additionally, MIC has clearly stated that the repurposing of certain of IMTT’s capacity is expected to cost $15 million in 2018, and that the repositioning is also expected to cost up to $15 million in 2018.

•	Investment in Atlantic Aviation. Moab mistakenly asserts that MIC has constrained investment in its Atlantic Aviation business by not vigorously pursuing meaningful bolt-on acquisition opportunities. MIC’s track record with respect to the growth in Atlantic Aviation proves that the opposite is true.
o	Since 2013, MIC has invested more than $450 million in acquisitions to support the growth of Atlantic Aviation.
o	The transaction in the general aviation sector that Moab references is a transaction that MIC decided not to pursue because it would have been substantially dilutive to MIC and did not meet MIC’s hurdle rate for returns.

•	Sale of BEC. ISS noted in its report Moab’s claim that MIC is rushing a sale of the Bayonne Energy Center (“BEC”) to fund its 2018 growth plans. As MIC stated in its fourth quarter 2017 earnings materials, and consistent with its decision to add 130MW of generating capacity to the facility, MIC intended to explore ways to monetize all or a portion of BEC once the additional developments were completed.
o	Given MIC’s desire to capitalize on development opportunities over the period of its ownership of BEC, as well as recent market activity in the Zone J power market, MIC has decided to undertake a strategic review of BEC and explore whether it would be prudent to monetize that investment at this time.
o	Proceeds from a sale of all or a portion of BEC would likely be used to further strengthen MIC’s balance sheet and increase its financial flexibility.

•	Capital Return to Stockholders. Notwithstanding Moab’s comments regarding stock repurchases, MIC has had a strong track record of returning capital to its stockholders. MIC has returned more than $2.1 billion to stockholders since its IPO and continues to return more than half of its Free Cash Flow to stockholders in the form of a dividend.

•	Communications with Investors. Moab’s claim that MIC misled investors during private conversations in November 2017 is also false. As explained above in “IMTT Utilization and Timing of Disclosure,” MIC did not have the information Moab alleges was withheld and there is no evidence to support Moab’s claim to the contrary. In fact, there is substantial evidence in publicly available materials filed with the SEC to support MIC’s credibility and track record of consistent and timely disclosure. Moreover, MIC has not – and would never knowingly – selectively disclose any material non-public information to individual stockholders. ISS’s report faults MIC for miscommunication, seemingly based solely on conjecture by Moab, or on MIC not rebutting each of Moab’s insignificant, baseless assertions, in recommending a vote against half of MIC’s director nominees.

By adopting Moab’s misleading version of events and not considering all of the publicly available information to the contrary disclosed by MIC, MIC believes that ISS has reached the wrong conclusion in recommending that stockholders vote against MIC‘s directors George Carmany and James Hooke, as well as Lead Independent Director and Audit Committee Chair Norman Brown.

It is also inconsistent that ISS would recommend voting against Mr. Brown because he serves as Chair of the Audit Committee, even though he has overseen transparent disclosure of financial information beyond what is required, MIC has had no prior audit-related issues, and ISS specifically recognized the Company for providing greater disclosure than its peers and previously awarded MIC an ISS QualityScore of “1” (indicating lowest risk). In addition, Mr. Carmany has chaired the Board’s nominating and governance committee, which has delivered a diverse Board that has continued to be refreshed, while Mr. Hooke brings extensive senior leadership experience and deep and unique operational knowledge of MIC’s businesses. Further MIC is committed to maintaining strong corporate governance and in that regard has engaged a leading executive search firm to evaluate new independent director candidates for future Board renewal. MIC urges its stockholders to set aside the ISS recommendation and support ALL six MIC director nominees at the Company’s 2018 Annual Meeting.

Since MIC’s IPO, the Company has outperformed the S&P500, Russell 1000, MSCI US Utilities indices and also the midstream peers identified in the ISS report. MIC has also achieved attractive fundamental growth across key financial metrics with compound annual growth in revenues of 9.2%, EBITDA of 20.6% and adjusted free cash flow of 28.2% for the five years from 2013 to 2017. MIC recognizes the impact that the recent share price performance has had on stockholders, and the Board and management team are taking decisive actions to address a dynamic market and position the Company for long-term success. In executing its strategy, MIC has and will continue to, deliver on its long-standing commitment to the highest standards of disclosure. MIC encourages stockholders to focus on the Company’s core priorities and ensure that its ability to deliver growth and value creation continues without interruption.

About MIC

MIC owns and operates a diversified group of businesses providing basic services to customers primarily in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals; an airport services business, Atlantic Aviation; entities comprising an energy services, production and distribution segment, MIC Hawaii; and entities comprising a Contracted Power segment. For additional information, please visit the MIC website at www.macquarie.com/mic. MIC-G

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

Contacts

Investor enquiries:

Jay A. Davis

Investor Relations, MIC

(212) 231-1825

or

Bruce H. Goldfarb / Patrick McHugh

Okapi Partners LLC

(212) 297-0720

Media enquiries:

Melissa McNamara

Corporate Communications, MIC

(212) 231-1667

or

Dan Katcher / Nick Lamplough / Mike Landau

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449